Exhibit 99.12

To:	All Pep Boys Associates
From:	Stu Crum, President, Bridgestone Retail Operations
Date:	October 26, 2015
Re:	Today’s announcement

Pep Boys team,

On behalf of the entire Bridgestone executive leadership team and all of our teammates worldwide, I’d like to tell you how excited we are about today’s news and the potential of us working and growing together.

While I hope many of you see what we see in this opportunity, you probably also have questions and most likely a few concerns. This kind of news can be unsettling, even when your company has been exploring strategic options. But the prospects can also be very exciting, so I hope that as this process unfolds, you will start to feel optimistic about our future together.

I’ll start by giving you a little bit of my professional background. Before joining Bridgestone two years ago, I was President of Jiffy Lube. I have a passion for automotive retail and have spent the bulk of my career in this business. So I couldn’t be more thrilled by the idea of joining forces with another leader in our industry.

In case you don’t know much about us, Bridgestone is the world’s largest tire and rubber company. But we make a lot more than tires and have a very diverse product portfolio that also includes sporting goods, building products, polymers and a range of industrial products. We even make golf balls.

Bridgestone Retail Operations (BSRO) is a subsidiary of Bridgestone Americas and is based in suburban Chicago. Bridgestone Americas, headquartered in Nashville, is the largest subsidiary of Bridgestone Corporation, which is based in Japan.

BSRO owns and operates 2,200 tire and service stores nationwide, under the Firestone Complete Auto Care, Tires Plus, Hibdon Tires Plus and Wheel Works brands. The Pep Boys network will become an important part of these operations.

I don’t need to tell you about the strategic importance of stores to a retail company. You know better than anyone that you don’t win in retail unless you win in the stores. It’s the front-line teams that determine success because you are the face of the brand to customers. Be assured that just as Pep Boys values your contributions in the bays and behind the counters, so will we. I think we can learn a lot from each other.

Bridgestone isn’t interested in being the biggest. We want to be the best. And we absolutely believe that with Pep Boys, that goal is within our reach now more than ever.

Last year at BSRO, we introduced our long-term strategic plan, which we call Vision 2020. It charts a course for our journey to become the most trusted provider of automotive service in every neighborhood we serve, between now and the end of the decade. And we’re not just measuring ourselves against the other players in our industry. Like some of the best retailers out there, I want our company to be known for delivering an outstanding customer experience. Given what I know already about Pep Boys’ commitment to serving its customers, I’m confident you can help us get there.

Joining with Pep Boys couldn’t be more squarely aligned with Vision 2020. Combining our networks will position us as trusted advisors in neighborhoods from coast to coast, and will help us give our customers more and better access to quality products and services.

The best part of my job is meeting the people on the ground who really make the company tick. I’m looking forward to the possibility of getting out in the field in the months ahead. Until then, it’s business as usual for all of us. We’re two separate companies until all of the standard acquisition procedures are completed and the transaction has closed.

In the meantime, stay safe in everything you do. We look forward to welcoming you to the team.

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only to expectations and beliefs concerning future events, approvals and transactions held as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are based on current expectations and assumptions that involve a number of known and unknown risks, uncertainties and other factors generally beyond the control of management which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, the ability to achieve anticipated benefits and the general risk associated with the respective businesses and operating results of BSRO and Pep Boys. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its

Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov.  The forward-looking statements included in this announcement are made as of the date hereof. None of Bridgestone, BSRO or Pep Boys is under any obligation to (and each expressly disclaims any such obligation to) update any of the information in this document if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information

The tender offer for the purchase of the issued and outstanding shares of Pep Boys’ common stock described herein has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, BSRO will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the SEC and Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement when they become available as they will contain important information. Once filed, Pep Boys shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number 215-430-9169.